Exhibit 99

Green Mountain Coffee Roasters, Inc. Announces Price Increases and Reaffirms Second Quarter Financial Guidance

WATERBURY, Vt.--(BUSINESS WIRE)--Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR), is communicating to customers this week price increases of approximately 8 to 12 percent on average across business channels and package types for coffee products sold by its Green Mountain Coffee division. These pricing changes will be effective on orders placed on or after May 5, 2008.

The increase in pricing is in response to several factors affecting the coffee industry in general, including a sharp escalation in the price of coffee, increases in prices of other raw materials, and higher energy and transportation costs. In addition, costs for the high-quality coffees used by Green Mountain Coffee have risen even more than the general commodity (“C”) price.

The price increases will affect all of Green Mountain Coffee’s packaged coffees as well as its K-Cup® portion packs used in the Keurig® single-cup brewer, and will include streamlining the packaging of its K-Cups® into 24-count sleeves. Previously, K-Cups were packed in a mix of both 25- and 24-count sleeves.

Scott McCreary, Chief Operating Officer of the Green Mountain Coffee division, said: “Coffee costs have risen dramatically in recent weeks, with coffee now trading at a 10-year high. These industry factors have made it necessary to implement our first significant price increases since 2005. Adjusting prices is always a difficult decision. However, it is an important step for us to ensure our long-term supply of high-quality specialty coffee and maintain the excellence that our customers and consumers expect from Green Mountain Coffee.”

In addition, Keurig, Incorporated, a subsidiary of Green Mountain Coffee Roasters, Inc., has notified all licensed roasters that it is raising its per K-Cup royalty rate by $0.01 effective August 1, 2008. It is Keurig’s first ever royalty rate increase and reflects the rise in the Consumer Price Index since March 2000. This increase in royalty income will support continued growth in advertising and market development of Keurig’s single-cup gourmet brewing system. Nick Lazaris, President of Keurig, said: “Given Keurig’s leadership role in the single-cup category, we will continue to invest to build our brand awareness. Our intent is to reach gourmet coffee lovers, support our retail partners and build our installed base of brewers.”

Green Mountain Coffee Roasters, Inc. today also reaffirmed its previous estimates for the second quarter of fiscal 2008. The Company is not changing its fiscal 2008 guidance at this time but cautions that this guidance is based upon the Company’s ability to offset the unanticipated significant increases in its commodity costs with these price increases.

Lawrence J. Blanford, President and Chief Executive Officer of Green Mountain Coffee Roasters, Inc. said, "We have been monitoring the significant and unanticipated surge in green coffee costs. We are working very hard to respond appropriately to protect our business and profitability and also to provide customers with advance notice to give them time to plan for higher prices. Looking forward, we remain confident in our growth and value creation strategies and will continue to make appropriate investments, most notably in the Green Mountain Coffee brand and the Keurig single-cup brewing system.”

About Green Mountain Coffee Roasters, Inc.

Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR) is recognized as a leader in the specialty coffee industry for its award-winning coffees, innovative brewing technology and socially responsible business practices. GMCR, Inc. maintains two business divisions. Its Green Mountain Coffee division sells more than 100 high-quality coffee selections, including Fair Trade Certified™ organic coffees, under the Green Mountain Coffee® and Newman’s Own® Organics brands through its wholesale, direct mail and e-commerce operations (www.GreenMountainCoffee.com). Green Mountain Coffee also produces its coffee as well as hot cocoa and tea in K-Cup® portion packs for Keurig® single-cup brewers. Keurig, Incorporated, also a wholly-owned subsidiary of GMCR, Inc., is a pioneer and leading manufacturer of gourmet single-cup brewing systems. Keurig markets its patented brewers and K-Cups® through wholesale, retail and direct channels (www.Keurig.com). K-Cups are produced by a variety of licensed roasters including Green Mountain Coffee. Green Mountain Coffee Roasters, Inc. has been recognized repeatedly by CRO Magazine, Forbes and SustainableBusiness.com as a good corporate citizen and an innovative, high-growth company.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the unknown impact of any price increases on net sales, the impact on retail sales of consumer sentiment regarding the health of the economy, the Company’s success in efficiently expanding operations and capacity to meet growth, business conditions in the coffee industry and food industry in general, fluctuations in availability and cost of high-quality green coffee, competition, the unknown impact of management changes, Keurig’s ability to continue to grow and build profits in the office and at home markets, the impact of the loss of one or more major customers for Green Mountain Coffee or reduction in the volume of purchases by one or more major customers, delays in the timing of adding new locations with existing customers, Green Mountain Coffee’s level of success in continuing to attract new customers, variances from sales mix and growth rate, weather and special or unusual events, as well as other risks described more fully in the Company’s filings with the SEC. Forward-looking statements reflect management's analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

CONTACT:
Green Mountain Coffee Roasters, Inc.
Frances G. Rathke, CFO, 802-244-5621 x2300